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                                                                    EXHIBIT 6.10

                                  THE MEADOWS

                   PROPERTY MANAGEMENT AND LEASING AGREEMENT
                   -----------------------------------------


     THIS PROPERTY MANAGEMENT AND LEASING AGREEMENT (this "Agreement") is made as of _________, 1999 by and between THE MEADOWS RESORT PARTNERSHIP, a Florida general partnership having an address of 2555 PGA Boulevard, Palm Beach Gardens, Florida 33410 ("Owner"), and MHC MANAGEMENT LIMITED PARTNERSHIP, an Illinois limited partnership having an address of c/o Manufactured Home Communities, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 ("Agent").

                                   RECITALS:

     A. Owner is the beneficial owner of that certain parcel of real property and certain improvements now or hereafter located thereon, being operated as a manufactured home community commonly known as "The Meadows" and more particularly described on Exhibit A attached hereto and made a part hereof (the
                          ---------
"Property").

     B. Owner desires (i) to engage Agent to perform the property management and leasing services more particularly described in this Agreement, and (ii) to appoint Agent as managing agent for the Property, and Agent desires to accept such engagement and appointment and perform such services, all upon and subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinbelow, Owner and Agent agree as follows:

     1. APPOINTMENT OF AGENT. Owner hereby appoints Agent as the managing and leasing agent for the Property, and Agent hereby accepts such appointment, upon and subject to the terms and conditions set forth in this Agreement. Agent shall be deemed to be an independent contractor, and no partnership or joint venture relationship between Owner and Agent is created or is intended by this Agreement. Agent at all times shall act in a good faith manner towards Owner, shall deal at arm's-length with all parties and shall serve Owner's best interests; provided, however, with respect to funds of Owner, including Rent (as such term is hereinafter defined), which come into the possession or control of Agent, Agent shall be deemed to hold and deal with such funds in trust for the benefit of Owner and will have the responsibilities of a trustee with respect to such funds. Agent shall not take any action which is beyond the scope of its rights and obligations under this Agreement.

     2. TERM. This Agreement shall commence as of ______, 1999 and shall remain in full force and effect until [_______], [and shall thereafter automatically renew for successive one (1) month periods beginning on the first day of each month and ending on the last day of such month unless terminated as provided in Section 10 below].
            ----------

     3.   AGENT'S DUTIES AND POWERS AS MANAGING AGENT.

          (a)  GENERAL SCOPE.  Agent shall manage, coordinate and supervise the
               -------------
proper conduct of the operation, maintenance and management (including internal accounting
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functions) of the Property (all such activities being hereinafter collectively referred to as "Management Activities"), consistent with good industry practice and standards acceptable to Owner. Agent shall have such responsibilities, and shall perform or take, or cause to be performed or taken, all such services and actions customarily performed or taken by managing agents of property of similar nature, location and character to that of the Property as Agent shall reasonably deem necessary or advisable for the proper conduct of the Management Activities, including, without limitation, the duties and powers set forth in subsections (b) through (k) below. Unless otherwise specifically provided in this Agreement, all services and actions which Agent is required or permitted to perform or take, or cause to be performed or taken, under this Agreement in connection with the Management Activities shall be performed or taken, as the case may be, for and on behalf of Owner and at Owner's expense (exclusive of Agent's overhead expenses, travel expenses, compensation of Agent's executives and other home office employees, bookkeeping expenses, and expenses relating to the preparation of management and leasing reports), including, without limitation, Agent's contracting with third parties for certain services as provided for hereinbelow. Notwithstanding the foregoing, Agent shall be subject to the limitations of Agent's power and authority set forth in Section 5 below. No business of Agent other than the Management
         ---------
Activities shall be transacted at the Property or from offices located thereon, and the use of the Property by Agent or its employees shall be limited to the conduct of the Management Activities.


          (b)  RENT BILLS AND COLLECTIONS.
               --------------------------

                 (i) If applicable, Agent shall prepare and deliver to all persons and/or entities occupying or using space in the Property (individually, a "Resident"; collectively, "Residents") timely bills setting forth all fixed, base or minimum rent and all other amounts payable to Owner by such Residents, including, without limitation, if applicable to the Property, taxes, electricity, natural gas and other utility services (all such fixed, base or minimum rent and other amounts, if any, being sometimes hereinafter collectively referred to as "Rent"; provided, however, that the term "Rent" shall not include security deposits, if any, of Residents) under their respective leases or license, occupancy or similar agreements (individually, a "Lease"; collectively; "Leases"). Agent shall compute all components of Rent. Agent and Owner shall direct all Residents to make payments of Rent into the Operating Account (as such term is hereinafter defined). Any Rent collected directly by Agent shall be promptly deposited by Agent into the Operating Account.

                 (ii) Except as otherwise directed by Owner, Agent shall take all such actions as Agent shall deem necessary or advisable to collect the Rent, to enforce all rights and remedies of Owner under the Leases and to protect the interests of Owner, including, without limitation, the preparation and delivery to Residents of all "late payment", default and other appropriate notices, requests, bills, demands and statements. Unless and to the extent otherwise directed by Owner, Agent may retain counsel, collection agencies and such other persons and firms as Agent shall deem appropriate or advisable, to enforce by legal action the rights and remedies of Owner against any Resident in default in the performance of such Resident's obligations under a Lease. Agent shall promptly notify Owner of any such legal action and the progress of same. Owner shall have the right at all times to control or direct Owner's representation in any legal action.

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          (c)  EMPLOYEES.
               ---------

                 (i) To the extent Agent deems necessary for the conduct of the Management Activities, Agent shall hire personnel who, in each instance, shall be employees of Agent; provided, however, that Agent shall not employ any entity or person with whom Agent or its principals has any financial, ownership or similar affiliation, without first disclosing the nature of such affiliation to Owner and obtaining Owner's prior consent. The wages and benefits of all personnel hired by Agent whose wages are not provided for in the Approved Budget (as such term is hereinafter defined) or otherwise consented to by Owner to perform services at the Property shall be paid by Agent without reimbursement by Owner; provided, however, if Agent reasonably believes that additional personnel (or overtime not provided for in the Approved Budget) is required for the performance of the Management Activities hereunder, then with Owner's approval (which shall not be unreasonably withheld) Agent may employ such additional personnel (or approve such overtime). Agent shall direct and supervise all personnel hired by Agent in the performance of their duties and shall discharge all personnel whose employment Agent or Owner shall determine to be unnecessary or undesirable. Agent shall use all reasonable efforts to avoid duplication of services among its personnel and the payment of overtime whenever reasonably possible. Agent shall use due care in the selection of personnel it employs to perform the Management Activities.


                 (ii) Agent shall (A) pay all wages and other benefits properly payable to the personnel hired by Agent pursuant to Section 3(c)(i) above, (B)
                                                    ---------------
maintain accurate payroll records, (C) remit to the proper authorities all required income and social security withholding taxes, unemployment insurance payments, worker's compensation payments and such other amounts with respect to the wages and other benefits payable to such personnel as may be required under applicable laws, together in each case with all required reports or other filings, and (D) obtain, maintain and administer all medical, disability and other insurance benefits and other benefits as may from time to time be required under any union or other agreements or arrangements pertaining to Owner's or Agent's employment, as the case may be, of such personnel.

                 (iii) Agent shall give Owner notice of any disputes with employees who are subject to union or other labor contracts. Agent may conduct negotiations in connection with union and other labor contracts affecting the employees of Agent who are rendering services in connection with the Management Activities, and shall use all reasonable efforts to settle and compromise all controversies and disputes arising under such contracts upon such terms and conditions as shall be approved by Owner. Agent shall perform all of its obligations under such contracts and shall monitor and enforce all of Owner's rights thereunder.

          (d)  PROFESSIONALS AND CONTRACTORS. To the extent Agent deems
               -----------------------------
necessary in connection with the Management Activities, Agent shall (i) identify and enter into contracts with reputable architects, engineers, accountants, attorneys, tradesmen and other independent contractors to perform services at the Property; provided, however, that Agent shall not enter into any contract with any entity or person with whom Agent or its principals has any financial, ownership or similar affiliation without first disclosing the nature of such affiliation to Owner and obtaining Owner's prior consent, and (ii) supervise the administration, and monitor the performance, of all work to be performed and services to be rendered under all such contracts.

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Except where necessary for the preservation or protection of the Property or the safety of Residents or required to avoid the suspension of any services at the Property, Agent shall not enter into any agreement with any such professional or other independent contractor which would require the payment of more than $5,000.00 in any twelve (12) month period unless such agreement is provided for in an Approved Budget (either as an identified "line item" thereof or as an unidentified portion of an identified "line item" thereof) or is otherwise consented to by Owner. Each such contract shall to the extent commercially reasonable (i) be in the name of Agent, (ii) be for a period of time not to exceed twelve (12) months, (iii) be assignable at Owner's option to Owner or Owner's nominee and (iv) require all contractors to provide evidence of insurance in such amounts and covering such losses as Agent deems reasonably necessary or as otherwise directed by Owner. In negotiating such contracts, Agent shall seek to include a provision for cancellation thereof by Owner on not less than thirty (30) days' written notice without penalty (unless such a cancellation provision is not commercially feasible given the subject matter of the contract, in which case, with Owner's prior approval, Agent may agree to other cancellation terms). Upon termination of this Agreement, Owner agrees that any such contract which has been entered into in the name of Agent and otherwise in accordance with the terms hereof shall be assigned to, and the obligations thereunder arising after the date of such assignment, will be assumed by Owner. Agent shall make available to Owner, without cost to Owner, the advice and consultation of Agent's staff in connection with the Property. Agent shall deal at arm's-length with all third parties and shall act consistent with the interests of Owner at all times in performance of the Management Activities.



          (e)  MAINTENANCE.
               -----------

                 (i) Agent shall cause the Property, including, without limitation, common areas thereof, roadways, sidewalks, signs, parking areas and landscaping, to be maintained in good and safe condition comparable to that of other properly maintained properties of similar type and location to the Property and in accordance with standards prescribed by Owner.

                 (ii) Agent shall cause all equipment and systems located at or servicing the Property, including the potable water and/or wastewater treatment plant(s), if any, to be operated as effectively as their respective conditions will permit and in full compliance with all applicable laws, rules and legal requirements and maintained in good repair. Agent shall immediately notify Owner of its receipt of any notices or other communication from any governmental authority concerning the operation of any such potable water and/or wastewater treatment plant(s), and shall promptly deliver to Owner copies of any such notices or other communications. Further, Agent shall provide or make available, or cause to be provided or made available, to Residents those services which Owner is required to provide or to make available under Leases.

                 (iii) Agent shall enter into such service and maintenance contracts (in Agent's name) as Agent shall deem necessary or appropriate for the operation and maintenance of the Property (or if applicable Agent will submit or cause such contracts to be submitted to Owner for execution), including, without limitation, the equipment and systems located at or servicing the Property, contracts for utilities, telephone service, landscape maintenance, rubbish removal, fuel, security, food vending and vermin extermination. Agent shall purchase in reasonable quantities and at reasonable prices all supplies, materials, tools and equipment which are necessary or appropriate for the proper operation and maintenance of the Property.

                 (iv) Agent shall take all reasonably necessary precautions against fire, vandalism and trespass to the Property.

                 (v) In addition to the foregoing, to the extent provided for in the Approved Budget or to the extent Owner has otherwise made adequate monetary provision therefor, Agent shall cause all roadways, sidewalks, parking areas and all other common areas of the Property to be kept free from cracks, excess water, debris and other accumulations to the extent any of the foregoing could (A) materially adversely affect the operation of the Property or (B) create a safety hazard, and shall cause any rubbish, excess water, debris and other accumulations to be removed therefrom.

          (f)  REPAIRS.  Agent shall cause such ordinary and necessary repairs
               -------
and replacements to be made to the Property (in accordance with the Approved Budget) and all equipment and systems located at or servicing the Property, and shall cause such infrastructure alterations to be made at the Property (in accordance with the Approved Budget), as Agent shall deem necessary or advisable for the proper operation and maintenance of the Property. Notwithstanding the cost limitations set forth in Section 5 below, Agent shall cause to be made all
                              ---------
repairs which are immediately necessary for the preservation or protection of the Property or the safety of Residents and required to avoid the suspension of any necessary services at the Property, without Owner's prior approval and without limitation as to cost; provided, however, that in each instance Agent shall, before causing any such emergency repair to be made, use reasonable efforts and all practicable means under the circumstances to notify Owner of the emergency repair.

          (g)  SUPERVISION OF RESIDENTS.
               ------------------------

               (i) Agent shall plan and coordinate the moving in and moving out of Residents at the Property in order to ensure a minimum of disturbance to the operation of the Property and to other Residents then occupying or preparing to occupy space at the Property.

               (ii) Agent shall receive and use all reasonable efforts to attend to and resolve any complaints, disputes or disagreements by or among Residents (except with respect to evictions which are covered under sub-paragraph (iv) below) but shall not settle any dispute with a Resident relating to an amount in excess of $5,000.00 (per dispute) without the prior consent of Owner.

               (iii) Agent shall monitor all Residents and shall take commercially reasonable steps to cause their compliance with the terms and provisions of their respective Leases and the rules and regulations of the Property.

               (iv) Unless and to the extent otherwise directed by Owner, Agent may terminate tenancies, evict Residents, enforce landlord's liens and recover possession of premises occupied by Residents, and sue in Owner's name under Owner's supervision to recover Rent and other sums due to the extent necessary to remedy illegal or harmful conduct, a default under any Lease or a violation of the rules and regulations of the Property.

          (h)  INSURANCE.
               ---------

               (i) During the term of this Agreement and all renewals thereof, Owner, at Owner's expense, shall carry and maintain primary general liability insurance for the benefit of Owner and Agent naming Agent as an additional insured ("Owner's Liability Insurance"). Owner's Liability Insurance shall include coverage for losses arising from the ownership, management and operation of the Property, including the utilization of independent contractors. If Owner's Liability Insurance has a deductible, or similar clause, Owner shall be responsible for paying any losses that are not covered by Owner's Liability Insurance because of said deductible or similar clause. Owner shall also maintain any insurance required by the Leases.

               (ii) During the term of this Agreement and all renewals thereof, Agent, at Agent's expense, shall carry and maintain general liability insurance for the benefit of Agent and Owner naming Owner as additional insured ("Agent's Liability Insurance"). If Agent's Liability Insurance has a deductible, or similar clause, Agent shall be responsible for paying any losses not covered by Agent's Liability Insurance because of said deductible or similar clause.

               (iii) In connection with claims by third parties, as between Owner's Liability Insurance and Agent's Liability Insurance, Owner's Liability Insurance shall for all purposes be considered the primary coverage. No claim shall be made by Owner or its insurance company under or with respect to any insurance maintained by Agent except in the event that Owner's Liability Insurance is exhausted or in the event such claim is caused by negligence or misconduct on the part of Agent or Agent's employees.

               (iv) Each insurance policy maintained by Owner or by Agent with respect to the Property shall contain a waiver of subrogation clause, so that no insurer shall have any claim over or against Owner or Agent, as the case may be, by way of subrogation or otherwise, with respect to any claims that are insured under such policy. All insurance relating to the Property shall be only for the benefit of the party securing said insurance and all others named as insured. Owner and Agent hereby release each other from all rights of recovery under or through subrogation or otherwise for any and all losses and damages to the extent of such insurance coverage and agree that no insurer shall have a right to recover any amounts paid with respect to any claim against Owner or Agent by subrogation, assignment or otherwise.

               (v) Owner shall cause to be placed and kept in force fire and extended coverage insurance and such other insurance as Owner may elect, at Owner's expense.

               (vi) Agent shall cause, at Owner's expense pursuant to the Approved Budget, for all employees working at the Property (except with respect to Agent's officers, directors and home office employees, with respect to whom insurance shall be placed and kept in force by Agent at Agent's expense), to be placed and kept in force worker's compensation insurance in compliance with all applicable federal, state and local laws and regulations and employer's liability coverage covering all employees of Agent, and Agent shall furnish Owner certificates evidencing such insurance and Agent's Liability Insurance (each of which shall contain a provision requiring the insurer to give Owner thirty (30) days' prior written notice before cancellation, and shall name Owner as an insured).

               (vii) Agent, at its expense, shall furnish employee dishonesty insurance with limits of at least $500,000.00 per loss and in an amount sufficient to cover all employees (whether on-site or off-site) employed by Agent who shall be responsible for handling any moneys belonging to Owner that come under the custody or control of Agent. Agent shall be responsible for the amount of any deductible under such insurance.

               (viii) Unless a service agreement has been established as part of Owner's insurance program or separate agreement has been otherwise reached with Owner, Agent shall promptly investigate and make a full written report to Owner and the applicable insurance carrier(s) as to all alleged accidents and/or alleged claims for damages relating to the ownership, operation, management and maintenance of the Property as well as (and including) any damage or destruction to the Property and the estimated cost of repair. Agent shall promptly report to Owner in writing (A) the existence of any asserted claims or lawsuits relating to the Property and (B) the incurrence of any damage to the Property.

               (ix) Upon commencement of the term of this Agreement, (A) Agent shall provide Owner with certificates of insurance and loss payable endorsements evidencing compliance with the terms of this Agreement and (B) Owner shall provide Agent with certificates of insurance (showing Agent as additional insured) and loss payable endorsements evidencing compliance with the terms of this Agreement.

          (i)  ADVERTISING - PUBLIC RELATIONS.
               ------------------------------

               (i) Agent shall hire such advertising services, shall place such advertisements and shall generally supervise and attend to all promotional matters pertaining to the operation of the Property as Agent shall deem advisable consistent with and subject to the cost limitations set forth in the Approved Budget.

               (ii) Agent shall represent Owner in connection with all matters of general public interest which pertain to the Property and shall attempt to resolve amicably any complaints, disputes or disagreements in connection therewith as promptly as is reasonably possible; provided, however, that Agent shall not expend in excess of $5,000.00, per dispute, to resolve such complaints, disputes or disagreements without first obtaining Owner's approval.

          (j)  COMPLIANCE. Agent shall take or cause to be taken all such
               ----------
appropriate actions in and about or affecting the Property as necessary to comply with all laws, rules, regulations and other legal requirements applicable to the Property, including in connection with any financing secured by the Property so long as the terms of such financing to be complied with by Agent are fully disclosed to Agent. Agent, however, shall not take any such action as long as Owner is contesting, or has affirmed its intention to contest any such requirement.

          Notwithstanding the cost limitations set forth in Section 5 below,
                                                            ---------
Agent may, without Owner's prior written approval, take or cause to be taken any such actions without limitation as to cost if failure to do so would or might, in Agent's reasonable judgment, expose Owner or Agent to criminal liability; provided, however, that in each such instance Agent shall, if reasonably possible, before taking or causing to be taken any such action, notify Owner of the need for such action and obtain Owner's approval. Agent and Owner shall each promptly notify the other of any violation, order, rule or determination affecting the Property of any governmental authority or agency.

          Agent shall take or cause to be taken all such appropriate actions in and about or affecting the Property reasonably necessary to comply with all terms and conditions contained in any ground lease, space lease, mortgage, deed of trust or other security instrument affecting the Property.

          (k)  PAYMENT OF EXPENSES.  Agent shall pay with funds from the
               -------------------
Operating Account all expenses of the Property, including, without limitation, Agent's compensation under the Agreement. Agent shall not be required to make any expenditure of funds if such funds are not available from the Operating Account or from contributions by Owner. Agent shall at all times use all reasonable efforts to obtain for Owner, and shall credit to the account of Owner in each case, all discounts, rebates and other favorable financial terms which may be available in connection with any costs or expenses Agent shall incur under this Agreement.

     4.   AGENT'S DUTIES AND POWERS AS LEASING AGENT.

          (a) DUTIES.  Agent shall use all reasonable efforts consistent with
              ------
normal and customary practices in the residential leasing business, to negotiate and, whenever possible, consistent with this Section 4(a), consummate Leases for
                                             ------------
manufactured home sites at the Property which become available for rent from time to time after the date of execution of the general partnership agreement of The Meadows Resort Partnership, at rentals and upon such other terms and conditions as shall be consistent with the relevant market for the Property and as may be designated by Owner from time to time. Without limiting the foregoing, Agent hereby agrees that (i) all Leases shall be on Owner's standard lease form or other form approved by Owner, (ii) Leases for all spaces in the Property shall be entered into with creditworthy residents which creditworthiness Agent shall determine by making customary inquiries with reputable credit rating agencies, and (iii) each manufactured home located at the Property shall meet the standards of Owner (i.e., with respect to age, model and manufacturer), as set forth in writing to Agent by Owner from time to time (it being understood that if Owner revises its standards such revised standards shall only apply prospectively).

          (b)  POWERS. Subject to the terms and conditions of this Agreement and
               ------
to the provisions of any mortgage financing entered into by Owner, Agent shall have the power to:

               (i) negotiate and prepare or cause to be prepared all new Leases on Owner's standard form or other form approved by Owner and modifications (so long as such modifications do not materially impact the rights, remedies and economic benefits of Owner under the Leases) or terminations of existing Leases (which terminations must be on terms approved by Owner); and

          (ii) authorize or provide for advertisements and other promotional activities, including renting plans and signs and circular matter, contemplated under the marketing and promotional program developed by Owner and Agent, consistent with and subject to the cost limitations as set forth in the Approved Budget (as defined below).

     5. LIMITATIONS OF AGENT'S POWERS AND AUTHORITY. Except to the extent provided for in any Approved Budget (either as an identified "line item" thereof or as an unidentified portion of an identified "line item" thereof) or as otherwise specifically provided in this Agreement with respect to emergency situations, Agent shall not, without the prior approval of Owner, incur any single expense for a repair, alteration, service, supply or other matter whatsoever which would involve a cost in excess of $5,000.00 or such other sum as Owner may from time to time designate in writing. Agent shall be relieved of its obligations under this Agreement to the extent such obligations are not performed because of Owner's failure or refusal to make funds available for the performance of such obligations.

     6.   OPERATING BUDGETS.

          (a)  BUDGET FOR FIRST OPERATING YEAR.  Owner has received a copy of
               -------------------------------
Agent's Budget Summary for 1999 ("1999 Budget"). Agent shall manage the Property consistent with and subject to the cost limitations set forth in such 1999 Budget.

          (b)  ANNUAL BUDGETS AFTER FIRST OPERATING YEAR.  Agent shall prepare
               -----------------------------------------
annually for Owner's review and approval (which shall not be unreasonably withheld or delayed) a pro forma income forecast and proposed operating budget for all costs pertaining to the operation and maintenance of the Property during each Operating Year (as defined below). Agent shall manage the Property consistent with and subject to the cost limitations set forth in each Approved Budget.

          (c)  APPROVED BUDGETS AND OPERATING YEARS.  The 1999 Budget, each pro
               ------------------------------------
forma income forecast and operating budget prepared by Agent in accordance with
Section 6(b) above, together with any adjustments thereto, is referred to in
-------------
this Agreement and shall be deemed to be the "Approved Budget" for the period covered thereby. Each Approved Budget shall cover a calendar year, which calendar year is referred to in this Agreement as the "Operating Year".

          (d)  LIMITATIONS OF APPROVED BUDGET.  Except as otherwise specifically
               ------------------------------
provided in this Agreement, Agent shall use all reasonable efforts to incur costs and expenses in connection with the operation and maintenance of the Property during any Operating Year within the limitations established by the Approved Budget for such Operating Year. Agent shall give Owner notice if Agent expects to exceed any item in the Approved Budget by an amount in excess of ten percent (10%) of the amount budgeted for such item. Notwithstanding the foregoing, Agent shall not be required to obtain Owner's prior approval with respect to, and the calculation of any Operating Budget overages shall not take into consideration, the following:

          (i) costs and expenses relating to utility charges, real estate taxes, insurance or otherwise which are not within Agent's reasonable control and which, if not incurred, would or might, in Agent's reasonable judgment, adversely and materially affect the operation and maintenance of the Property; and

          (ii) other costs and expenses (including costs and expenses relating to a Lease or service contract approved by Owner) which this Agreement specifically provides Agent may incur.

     In addition, if any Operating Year shall commence before Owner shall have reviewed and adjusted the Approved Budget for such year, Agent shall use its reasonable judgment in incurring costs and expenses relating to the operation and maintenance of the Property until such review and adjustment of the Approved Budget for such Operating Year shall have taken place and in doing so shall be guided by the Approved Budget for such Operating Year in effect without adjustment. In such a case, Agent shall be subject to the same financial limitations established in the Approved Budget as if such budget had been reviewed and adjusted by Owner for the then current Operating Year.

     7.   BOOKS, ACCOUNTS, RECORDS, REPORTS AND REMITTANCES.

          (a)  BOOKS AND RECORDS.  Agent shall establish and maintain such books
               -----------------
of account, records and other documentation pertaining to the operation and maintenance of the Property as Owner may prescribe from time to time and otherwise as are customarily maintained by managing agents of properties similar in location and size to that of the Property. Owner and any representative of Owner shall have the right to inspect such records and audit any and all statements at any reasonable time, and make photocopies of same and such right of inspection, audit and photocopying shall survive the expiration or termination of this Agreement. Agent agrees that all such records shall be and shall at all times remain the property of Owner except for software, and shall be delivered to Owner at its request, and Agent shall not destroy any records without first obtaining Owner's prior written approval.

          (b)  OPERATING ACCOUNT.  Except as otherwise directed by Owner, Agent
               -----------------
shall open and maintain an account separate from Agent's personal account (the "Operating Account") in a banking institution acceptable to Owner. The Operating Account shall be in the name of Owner, and shall be the property of Owner. The designation of those employees of Agent who are authorized to sign checks on the Operating Account, in addition to representatives of Owner, shall be subject to the prior approval of Owner. All amounts collected from operation of the Property shall be deposited by Agent into the Operating Account. If such amounts are not sufficient to pay the expenses of the Property, Owner shall make monthly deposits into the Operating Account in an amount necessary to pay such monthly expenses of the Property as shown in the Approved Budget. Agent shall then make withdrawals from the Operating Account as Agent shall deem necessary or advisable in connection with the Management Activities. On or after the twenty-fifth (25th) day of each month (or the next business day if the 25th is not a business day), Owner shall notify Agent if Owner wishes to have Agent distribute to Owner out of the Operating Account any net amounts remaining from the prior month's collections. Upon receipt of such notice, Owner and Agent shall agree on the amount and Agent shall make the distribution to such account as directed by Owner.

          Owner and Agent agree that a petty cash fund (not to exceed $200.00) will be maintained at the Property. Upon commencement of this Agreement, all amounts in the petty cash fund are the property of Owner and to the extent amounts in the petty cash fund are expended for Property related items, Owner shall replenish amounts so spent from time-to-time (up to $200.00) upon receipt of evidence of such expenditures. At the end of the term of this Agreement, all amounts in the petty cash fund shall be retained by Owner.

          (c)  SECURITY DEPOSITS.  Agent shall retain all security deposits, if
               -----------------
any, of Residents received by Agent, and apply such in accordance with the Leases. Owner shall remit to Agent or otherwise provide Agent direct access to all other security deposits with respect to the Property.

          (d)  MONTHLY REPORTS.  Agent shall prepare and deliver to Owner, not
               ---------------
later than the sixth (6th) day of each month, monthly reports setting forth detailed statements of income and collections, expenses and disbursements, balance of the Operating Account, Leases signed during the month and other matters requested by Owner relating to the Management Activities (all in accordance with the method of accounting designated by Owner) for the preceding month. Agent shall furnish Owner with a general ledger and such further information covering the operation and maintenance of the Property as Owner may require. Such statements shall list accounts payable over thirty (30) days past due and will break down expenses and charges into major categories. In addition such monthly statements will show the amount each Resident was billed that month, and the amount each Resident paid. Upon Owner's request, such statements shall be accompanied by appropriate documentation of all expenditures made by Agent on behalf of Owner under this Agreement.

          (e)  INTERIM REPORTS.  Within twenty (20) days after the end of each
               ---------------
calendar quarter, Agent shall prepare and deliver to Owner a report as of the last day of the preceding quarterly period, setting forth detailed statements of collections, disbursements, delinquencies, balance of the Operating Account, accounts payable and other matters requested by Owner relating to the Management Activities (all in accordance with the method of accounting designated by Owner) for the preceding quarter. Such statements shall, upon Owner's request, be accompanied by appropriate documentation of all expenditures made by Agent under this Agreement. Such quarterly statements shall be accompanied by Agent's written estimates of the amounts, if any, by which any major categories of the Approved Budget must be adjusted to fund adequately the operation and maintenance of the Property for the then current quarter. Agent shall also furnish Owner with such further information covering the operation and maintenance of the Property as Owner may reasonably require.

          (f)  YEAR-END AND FINAL REPORTS.  As soon as practicable after the end
               --------------------------
of each Operating Year but in no event later than forty-five (45) days after the end of each Operating Year, and after the expiration or termination of this Agreement, Agent shall prepare and deliver to Owner detailed statements (prepared in accordance with the accrual basis of accounting) of all receipts, expenses and charges pertaining to the operation and maintenance of the Property during the preceding Operating Year.

     8. COMPENSATION - MANAGEMENT AND LEASING FEES. Owner shall pay Agent as Agent's sole and exclusive fee ("Agent's Fee") for its performance of the Management Activities and its activities pursuant to Section 4 hereof, an annual
                                                     ---------
amount equal to four percent (4%) of the Rent actually collected by or for the account of Owner in each calendar year, or portion thereof, during the term of this Agreement. Owner shall pay Agent's fee monthly, on or about the final day of each calendar month based upon Rent actually collected during such month.

     9. ADJUSTMENTS. If after the end of each Operating Year, or the termination of this Agreement, it is determined that the sums theretofore paid to Agent under Section 8 above are greater or less than the sums required to be
               ---------
paid by Owner to Agent under Section 8 above, then there shall promptly be an
                             ---------
adjustment, and payment or reimbursement, as applicable, between Owner and Agent.

     10.  DEFAULT - TERMINATION

          (a)  RIGHT TO TERMINATE. During the initial term of this Agreement
               -------------------
commencing on ______, 1999 and ending on _______, (i) Owner shall have the right to terminate this Agreement, for cause only, at any time upon thirty (30) days' prior written notice to Agent and (ii) Agent shall have the right to terminate this Agreement, for cause only, at any time upon thirty (30) days' prior written notice. After said initial term of this Agreement, either party shall have the right to terminate this Agreement, with or without cause, for any reason, at any time upon thirty (30) days' prior written notice to the other party.

          (b)  AUTOMATIC TERMINATION. This Agreement shall terminate immediately
               ---------------------
and automatically (i) if all or substantially all of the Property is sold or condemned or acquired by eminent domain, or (ii) if Agent or any of its principals files a petition for bankruptcy, reorganization or arrangement under any statute, or makes an assignment for the benefit of creditors, or takes advantage of any insolvency statute.

          (c)  SURVIVAL OF OBLIGATIONS.  Upon the expiration or termination of
               -----------------------
this Agreement, (i) Owner's appointment of Agent hereunder shall cease and terminate and, except as otherwise specifically provided hereunder, Owner and Agent shall have no further obligation or liability to the other, (ii) Agent shall no longer have any authority to represent Owner or take or cause to be taken any actions on Owner's behalf and (iii) Owner shall pay Agent all fees payable to Agent hereunder which shall have accrued through the date of such expiration or termination. The provisions of this Section 10(c) shall survive
                                                  -------------
any such expiration or termination.

          (d)  RETURN OF OWNER'S PROPERTY.  Promptly upon the expiration or
               --------------------------
termination of this Agreement, Agent shall (i) pay over to Owner any balance of funds held by Agent on Owner's account pursuant to this Agreement and (ii) return to Owner all books, records, Leases, agreements and other documents pertaining to the management, leasing and operation of the Property.

     11.  INDEMNIFICATION.

          (a)  SCOPE. Owner shall defend, indemnify and hold harmless Agent, its
               -----
principals, officers, directors, shareholders, partners, employees and agents (individually and collectively, "Owner's Indemnitees") from and against all liabilities, claims, suits, damages, judgments, reasonable costs and expenses of whatever nature, including reasonable counsel fees incurred by reason of or arising out of any injury to or death of any person(s), damage to property (including environmental contamination of any kind), loss or use of any property or otherwise in connection with (i) the proper performance by Agent of Agent's obligations under this Agreement, (ii) Owner's officers' and/or directors' or employees' negligence, willful misconduct or fraud and (iii) actions taken by Owner which are not permitted or are prohibited by this Agreement. Owner shall not be required to defend, indemnify, hold harmless or reimburse Owner's Indemnitees with respect to any matter arising out of Agent's, Agent's officers' and/or directors' or employees' negligence, willful misconduct or fraud. With respect to Owner's obligation to defend Agent in third-party lawsuits covered by the terms of this Section 11, Owner shall be permitted to hire counsel of its
                  ----------
own choosing and Owner will not be responsible for counsel fees of Agent if Agent seeks separate legal representation; provided, however, in the event that the interests of Agent and Owner in any third-party lawsuit are so divergent that representation of each by the same counsel would create a clear conflict, then Owner shall be responsible for the reasonable fees and expenses of Agent's separate attorneys.

          (b)  CONDITIONS.  The obligation of Owner to indemnify, hold harmless
               -----------
and reimburse Agent under Section 11(a) above is subject to the condition that
                          -------------
Agent shall not take or fail to take any actions, including the failure to promptly notify Owner or an admission of liability, which would bar Owner from enforcing any applicable coverage under policies of insurance or would prejudice any defense of Owner in any appropriate legal proceedings pertaining to any such matter or otherwise prevent Owner from defending itself with respect to any such matter.

          (c)  SURVIVAL.  The provisions of this Section 11 shall survive the
               --------                          ----------
expiration and any termination of this Agreement.

          (d)  RELEASE FROM LIABILITY.  Each party hereby releases the other in
               ----------------------
respect of any claim (including a claim for negligence) that it might otherwise have against the other party for loss, damage or destruction with respect to its property by fire or other casualty occurring during the term of this Agreement if, and to the extent, covered under the fire insurance policy covering the Property or any other insurance policy carried by Owner or Agent. Owner and Agent shall both be named insureds under the fire and extended coverage, rent insurance and "all risk" insurance covering the Property, as well as any other insurance carried by Owner or Agent with respect to the Property.

     12. TIMELY PERFORMANCE. Owner and Agent shall each perform all of their respective obligations under this Agreement in a proper, prompt and timely manner. Each shall furnish the other with such information and assistance as the other may from time to time reasonably request in order to perform its responsibilities hereunder. Owner and Agent each shall take all such actions as the other may from time to time reasonably request and otherwise cooperate with the other so as to avoid or minimize any delay or impairment of either party's performance of its obligations under this Agreement.

     13.  ASSIGNMENT.

          (a)  PERMISSIBLE ASSIGNMENTS.  Agent may not assign this Agreement or
               ------------------------
delegate its responsibilities hereunder except as contemplated by this Agreement without the prior consent of Owner.

          (b)  ASSUMPTION AND RELEASE. Each permitted assignee of this Agreement
               -----------------------
shall agree in writing to personally assume, perform and be bound by all of the terms, covenants, conditions and agreements contained in this Agreement, and thereupon the assignor of this Agreement shall be relieved of all obligations hereunder except those which shall have accrued prior to the effectiveness of such assignment.

     14.  NOTICES.

          (a)  GENERAL.  Any and all notices, consents, approvals or other
               --------
communications given under this Agreement shall be deemed to have been properly given when delivered, if personally delivered, or when received, if sent certified or registered mail, return receipt requested and postage prepaid, and addressed to the parties at the following address:

          a)   If to Owner, to:    MEADOWS PRESERVATION, INC.
                                   2555 PGA Boulevard
                                   Palm Beach Gardens, Florida  33410

                                   Attn:  President

               and:                BLUE RIBBON COMMUNITIES LIMITED
                                   PARTNERSHIP
                                   c/o Manufactured Home Communities, Inc.
                                   Two North Riverside Plaza, Suite 800
                                   Chicago, Illinois  60606

                                   Attn:  President

          b)   If to Agent, to:    MHC MANAGEMENT LIMITED PARTNERSHIP
                                   c/o Manufactured Home Communities, Inc.
                                   Two North Riverside Plaza
                                   Suite 800
                                   Chicago, Illinois  60606

                                   Attn:  President
               with a copy to:     Manufactured Home Communities, Inc.
                                   Two North Riverside Plaza
                                   Suite 800
                                   Chicago, Illinois  60606

                                   Attn:  General Counsel

          Any notice delivered by either party in any manner other than those described above shall be deemed properly given when received. Either party may change its address for the giving of notices under this Agreement by delivering to the other party ten (10) days' written notice of such change of address.

          (b)  EMERGENCY NOTICES.  Either party may give notice of emergency
               ------------------
situations orally (personally, by telephone or otherwise) or by telecopy, telex, telegram or other method, provided that the party giving any such emergency notice shall confirm the same by written notice in accordance with Section 14(a)
                                                                   -------------
above.

     15. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida applicable to agreements made and to be performed in the State of Florida.

     16. COMPLIANCE WITH LAWS. Agent, in fulfilling its obligations under this Agreement, shall comply with all applicable law, rules, regulations and other legal requirements.

     17. GOVERNMENTAL ORDERS. In the event that any governmental agency, authority or department should order the repair, alteration or removal of any structure or condition at the Property, and if after written notice of the same to Owner by such body or by Agent, Owner fails to authorize Agent or others to make such repairs, alterations or removal, Agent shall be released from any responsibility in connection therewith, and Owner shall be answerable to such body for any and all penalties and fines whatsoever imposed because of such failure on Owner's part.

     18. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. This Agreement may not be modified, amended or terminated (except as provided in this Agreement), nor may any term or provision hereof be waived or discharged, except by instrument signed by Owner and Agent. All of the terms of this Agreement, whether so expressed or not, shall be binding upon the respective successors and permitted assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. If any of the provisions of this Agreement shall to any extent be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any references in this Agreement to any one gender, masculine, feminine or neuter, includes the other two, and the singular includes the plural, and vice versa, unless the context otherwise requires.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                              OWNER:

                              THE MEADOWS RESORT PARTNERSHIP
                              a Florida general partnership

                              By:  Blue Ribbon Communities Limited
                                   Partnership, its General Partner

                                   By:  MHC-QRS Blue Ribbon
                                        Communities, Inc., General Partner

                                        By:  __________________________
                                             Name:  ___________________
                                             Title: ___________________

                              AGENT:

                              MHC MANAGEMENT LIMITED PARTNERSHIP,
                              an Illinois limited partnership

                              By:  MHC Operating Limited Partnership,
                                   an Illinois limited partnership
                              Its: General Partner

                                   By:  Manufactured Home Communities, Inc.,
                                        a Maryland corporation
                                   Its: General Partner

                                        By:  __________________________
                                             Name:  ___________________
                                             Title: ___________________